Exhibit 10.1

SETTLEMENT AGREEMENT AND OMNIBUS AMENDMENT

This Settlement Agreement and Omnibus Amendment, dated August 7, 2013 (this “Agreement”), is among Asta Funding, Inc., a Delaware corporation (“Asta”), Palisades Acquisition XVI, LLC, a Delaware limited liability company (“Borrower”), Palisades Collection, L.L.C., a Delaware limited liability company (“Servicer”), Palisades Acquisition XV, LLC, a Delaware limited liability company (“Pal XV”), BMO Capital Markets Corp., a Delaware corporation (“BMOCM” or “Collateral Agent”), Fairway Finance Company, LLC, a Delaware limited liability company (“Fairway”) and Bank of Montreal, a chartered bank incorporated under the laws of Canada (“BMO”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Receivables Financing Agreement, dated as of March 2, 2007 (as amended, modified or otherwise supplemented from time to time, the “RFA”), among Borrower, as borrower, Servicer, as servicer, Fairway, as lender, BMOCM, in its capacity as administrator for Fairway and as collateral agent under the RFA, and BMO, as liquidity agent, Fairway committed to make loans to Borrower from time to time, secured in each case by the Receivables;

WHEREAS, in January 2010, BMO acquired all of Fairway’s interests in the Loans pursuant to and in accordance with the terms of the Liquidity Agreement;

WHEREAS, BMO has charged Borrower for accrued interest and fees for the months of May, June and July 2013 at the rates currently in effect under the RFA;

WHEREAS, the parties hereto desire to amend, modify and supplement the terms and conditions of the RFA and other Transaction Documents, as applicable, in the manner provided below;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined in this Agreement, all capitalized terms used but not defined herein shall have the meanings set forth in the RFA.

2. Capital Contribution/Initial Payment. Asta shall cause the following transactions to occur:

i. On or before August 7, 2013, Asta shall make an equity contribution of $15,000,000 to its subsidiary, Servicer;

ii. Immediately after receipt of that equity contribution, Servicer shall make an equity contribution of $15,000,000 to its subsidiary, Pal XV;

iii. Immediately upon receipt of that equity contribution, Pal XV shall make an equity contribution of $15,000,000 to its subsidiary, Borrower; and

iv. Immediately after receipt of that equity contribution, Borrower shall make a payment of $15,000,000 (“Initial Payment”) to BMO to reduce the current principal balance of the Loans by the amount of such payment.

3. Payment of Remaining Amount. Notwithstanding any other provision in any Transaction Document (which term includes, without limitation, this Agreement) to the contrary, the Loans and all other Obligations will be deemed to be paid in full upon BMO’s receipt of payments, beginning with payments received by BMO on and after May 1, 2013 (the “Cut-off Date”), equal to $15,000,000 (the “Remaining Amount”) plus accrued and unpaid interest thereon. The outstanding principal balance of the Remaining Amount will accrue interest monthly in arrears at a rate of one-month LIBOR plus 0.25% per annum from and including the Cut-off Date. Other than the interest rate set forth in the previous sentence, no other interest or fees whatsoever shall be charged with respect to the Loans, the Remaining Amount or otherwise under the Transaction Documents for any period after the Cut-off Date. Notwithstanding the foregoing or any provision in the Transaction Documents to the contrary, Borrower may pay any portion of the Remaining Amount as a voluntary prepayment at any time without fee or premium. For the avoidance of doubt, payments of principal, interest and fees received by BMO from the Servicer on May 10, 2013, June 10, 2013 and July 10, 2013, will be applied to reduce the outstanding principal balance of the Remaining Amount and the interest accruing thereon at the rate set forth above. As of the date hereof, the outstanding principal balance of the Remaining Amount is $11,933,838.80 and $5,704.26 of accrued interest.

4. Deleted Provisions of RFA. The following provisions of the RFA are hereby deleted in their entirety: (i) the following defined terms: Aggregate Collection Rate, Applicable Percentage, Average Monthly Payments, Borrowing Base, Borrowing Base Deficit, Collection Rate, Eligible Receivable, Expected Collections, Expected Pool Collections, Fee Letter, Fees, IDB Loan Agreement, Program Fee Rate, Qualifying Hedge Agreement, Rolling Collection Rate and Tangible Net Worth, and (ii) the following sections or subsections, as applicable: 3.3, 4.1(d), 4.2(b) Third (paragraph), 10.1.5, 10.1.11, 10.1.12 and 10.1.13 – which sections or subsections will be replaced with the following: “[Reserved]”.

5. Modified Provisions of RFA. The provisions of the RFA set forth on the attached Schedule 5 are hereby substituted in their entirety for the same referenced provisions in the RFA.

6. Deleted Provisions of Servicing Agreement. The following provisions of the Servicing Agreement are hereby deleted in their entirety: 3.04(b) – which subsection will be replaced with the following: “[Reserved]”.

7. Modified Provisions of Servicing Agreement. The provisions of the Servicing Agreement set forth on the attached Schedule 7 are hereby substituted in their entirety for the same referenced provisions of the Servicing Agreement.

8. Audit Rights. Notwithstanding any provision in any Transaction Document to the contrary, all references to “twice” in any provision of any Transaction Document addressing audit and inspection rights shall be deemed changed to “once” including, without limitation, under section 9.13 of the RFA, section 3.07 of the Servicing Agreement and section 5(b)(i) of the Undertaking Agreement.

9. Representations and Warranties. As of the date hereof, each of Borrower, Asta, Servicer and Pal XV hereby represents and warrants as follows:

i. It is a limited liability company or corporation, as applicable, duly formed or incorporated and validly existing and in good standing under the laws of the State of Delaware and, with respect to the Servicer, is duly qualified to do business, and in good standing in every jurisdiction where the failure to be so qualified would materially adversely affect the duty of the Servicer to perform its obligations hereunder.

ii. The execution, delivery and performance by Borrower, Asta, Servicer and Pal XV of this Agreement and any other document or instrument to be delivered in connection herewith and the transactions contemplated hereby or thereby are within its company powers and have been duly authorized by all necessary company action and do not contravene (i) Borrower’s, Asta’s, Servicer’s or Pal XV’s organizational documents, as applicable, or (ii) any law or contractual restriction binding on or affecting Borrower, Asta, Servicer and Pal XV.

iii. This Agreement has been duly executed and delivered on behalf of Borrower, Asta, Servicer and Pal XV and is the legal, valid and binding obligation of Borrower, Asta, Servicer and Pal XV enforceable against Borrower, Asta, Servicer and Pal XV in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

10. BMO Representations; Waiver. (a) As of the date hereof, BMO represents and warrants to Borrower, Asta, Servicer and Pal XV that:

i. BMO is a chartered bank duly incorporated and validly existing and in good standing under the laws of Canada.

ii. The execution, delivery and performance by BMO of this Agreement and any other document or instrument to be delivered in connection herewith and the transactions contemplated hereby or thereby are within its corporate powers and have been duly authorized by all necessary corporate action and do not contravene (i) BMO’s organizational documents or (ii) any law or contractual restriction binding on or affecting BMO.

iii. This Agreement has been duly executed and delivered on behalf of BMO and is the legal, valid and binding obligation of BMO enforceable against BMO in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

iv. BMO owns the Loans free and clear of any lien, claim or encumbrance of any Person and has not sold, or agreed to sell, any portion of, or participation in, any of the Loans.

(b) BMO hereby waives any Termination Event, Unmatured Termination Event, Servicer Termination Event, Unmatured Servicer Termination Event or default under any Transaction Document relating to any failure to maintain the minimum Borrowing Base required under Section 2.1 or 10.1.5 of the RFA, or to make a prepayment in an amount equal to the Borrowing Base Deficit under Section 4.1 of the RFA that may exist on the date hereof.

11. Payment in Full; Termination. Upon BMO’s receipt of the entire Remaining Amount and the interest accrued and owing thereon (whether from Collections, voluntary prepayment or otherwise), (A) all Obligations shall be deemed to have been paid and performed in full and without further action of any Person, shall be terminated and all parties thereunder released of any and all obligations thereunder other than provisions of any Transaction Document that expressly survive termination but solely with respect to claims of third parties and not with respect to losses of BMO, its predecessors or successors or their Affiliates respect to payment of the Loans or the payment or value of the Income Interest (as defined below), (B) Collateral Agent shall be deemed to have authorized the filing of UCC termination statements with respect to all UCC financing statements filed in connection with any transaction Documents, (C) Collateral Agent or BMO, as applicable, shall execute any notice requested by Borrower to release any payment or other direction given by BMO or Collateral Agent with respect to any Transaction Documents, (D) Collateral Agent or BMO, as applicable, shall upon Borrower’s request take any action to release or terminate its interest in any Collections or other Collateral including, without limitation, terminate any control, lockbox or similar agreement or blocked on any account relating to Borrower or its agents or Affiliates or any Collections and (E) Collateral Agent or BMO, as applicable, shall promptly remit to Borrower any Collections that come into its possession or control.

12. Release. Subject to Section 14 hereof, upon BMO’s receipt of the entire Remaining Amount and the interest accrued and owing thereon (whether from Collections, voluntary prepayment or otherwise) without further action of any Person, (x) BMO, Collateral Agent and Fairway shall be deemed to have unconditionally released Borrower, Asta, Servicer, their Affiliates and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, managers, members, controlling persons, employees, agents and representatives of any of the foregoing, from any indebtedness, liabilities, costs or obligations whatsoever under, or with respect to, the RFA and the other Transaction Documents and the transactions contemplated thereunder, including without limitation any liability with respect to any Loans or other Obligations, other than (i) provisions of any Transaction Document relating to confidentiality and indemnification that expressly survive termination but, as to indemnification obligations, solely with respect to claims of third parties and not with respect to losses of BMO, its predecessors or successors or their Affiliates with respect to the Loans or in any way related to the Income Interest (as defined below) and (ii) the obligations under section 13 below, and (y) Borrower, Asta, Servicer and Pal XV shall be deemed to have unconditionally released BMO, Collateral Agent and Fairway, their Affiliates and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, managers, members, controlling persons, employees, agents and representatives of any of the foregoing, from any indebtedness, liabilities, costs or obligations whatsoever under, or with respect to, the RFA and the other Transaction Documents and the transactions contemplated thereunder, including without limitation any liability with respect to any Loans or other Obligations, other than provisions of any Transaction Document relating to confidentiality that expressly survive termination.

13. Income Interest In Borrower. Upon BMO’s receipt of the Remaining Amount and delivery to Borrower by BMO a written confirmation that the Obligations are deemed to have been paid in full, and provided and so long as BMO or its Affiliates, successors or assigns do not (x) challenge, except as permitted under Section 14 of this Agreement, any of the rights or benefits afforded to Borrower or its Affiliates under this Agreement including without limitation, the releases or termination of interests in the Collateral, (y) fail to release or terminate any liens or related agreements or (z) otherwise default in its obligations under this Agreement, Asta, Servicer, Pal XV, Borrower and BMO hereby agree that Borrower shall thereupon amend its charter documents to provide to BMO or any entity consolidated within BMO’s financial statements (such entity, the “Designee”) an economic interest in Borrower (“Income Interest”) entitling BMO or the Designee (i) to receive 30% of Net Collections from the Receivables beginning on the first full calendar month after Pal XV has received cash distributions from Borrower equal to the sum of $15,000,000 plus any portion of the Remaining Amount paid as a voluntary prepayment by Borrower or its Affiliates. Each of Asta, Servicer and Pal XV hereby undertakes to make, or cause to be made, such amendments to Borrower’ limited liability company agreement and certificate of formation necessary or appropriate to effect the foregoing. Those amendments shall include, but not be limited to, the following terms or conditions: (i) BMO’s or the Designee’s right to 30% of Net Collections as stated above, (ii) any sale of Receivables by Borrower to an Affiliate of Asta (other than for collection purposes only in the ordinary course) will be subject to the prior written consent of BMO or the Designee, which consent will not be unreasonably withheld or delayed; (iii) when monthly Net Collections average less than $100,000 over any six month period, Borrower, Asta or any of their Affiliates shall have the right to purchase (the “Purchase Option”) BMO’s or the Designee’s Income Interest for a cash price to be determined in good faith between Borrower and BMO or the Designee and closing (at which BMO or the Designee will provide a customary form of assignment, free and clear of liens or adverse claims) on the 10th Business Day after the determination of the price, provided that if they cannot agree upon a price within 10 Business Days of notice to BMO or the Designee of the exercise of the Purchase Option, the purchase price shall be determined by Baseball Arbitration (as defined below); (iv) Borrower will covenant not to agree to subject or encumber the Receivables to any Adverse Claim; and (v) BMO or the Designee will have the same voting rights as the independent manager of Borrower currently possesses except that BMO or the Designee shall not have the right to consent to (xx) distributions (A) until after Pal XV has received cash distributions from Borrower equal to the sum of $15,000,000 plus any portion of the Remaining Amount paid as a voluntary prepayment by Borrower or its Affiliates and (B) unless Borrower is in default in the payment of sums owed with respect to the Income Interest and (yy) settlements of any suit, proceeding or arbitration, unless such suit, proceeding or arbitration would have a material adverse impact on the value of over 30% of the then outstanding Pool of Receivables, in which case, BMO’s or the Designee’s consent shall not be unreasonably withheld, hindered or delayed. “Baseball Arbitration” means the following process: Each of the buyer of the Income Interest and BMO or the Designee shall at a mutually agreeable time within five Business Days of the expiration of the 10 Business Day negotiation period submit in writing a valuation amount to the other, which shall consist only of a specific dollar amount for a cash purchase. If the values are within ten percent (10%) of each other, the price will be the average of the two numbers. Otherwise the parties shall within five Business Days thereafter use their best efforts to agree upon a person (“Valuation Arbiter”) with experience in valuing subprime consumer portfolios to determine the purchase price by selecting either the buyer’s or BMO’s (or the Designee’s) valuation, according to which of the values is closer to the actual market value in the opinion of the Valuation Arbiter. The Valuation Arbiter shall have no discretion other than to select one or the other value as aforesaid. The costs of the Valuation Arbiter shall be shared equally by the buyer and BMO or the Designee. “Net Collections” means the amount of Collections received by Borrower or Servicer in any calendar month less any and all third-party expenses or liabilities (which for purposes hereof do not include internal expenses of the Servicer and its Affiliates) associated with the collection, administration or ownership of the Receivables including without limitation expenses or liabilities that have been incurred, or reserves for such expenses or liabilities that either Borrower or Servicer, in good faith, determines may be incurred, by Borrower, Servicer or any of their Affiliates.

14. Clawback. Should all or any portion of the payments to BMO contemplated in this Agreement or any other Transaction Document is rescinded or must otherwise be returned for any reason under state or federal bankruptcy, insolvency or fraudulent transfer law, then any obligation of BMO under this Agreement to release Borrower, Servicer and Asta shall be null, void and of no effect to the extent of any such nonpayment or recovery, and all obligations of Borrower, Asta, Servicer and Pal XV under the Transaction Documents in respect of the amount so rescinded or returned shall be automatically and immediately revived (without any further action or consent by any of the parties hereto or any other Person) and shall continue in full force and effect as if such amount had not been paid, and this Agreement shall in no way impair the claims of any such Persons with respect to such revived obligations.

15. New York City Department of Consumer Affairs. Asta and Servicer hereby agree, with respect to the issue of the debt collection agency license renewal with the City of New York, that any fine levied upon Borrower by the New York City Department of Consumer Affairs as result of the negotiations thereto, including any legal fees and expenses related thereto, will be subject to the indemnity contemplated by section 2.02 of the Servicing Agreement.

16. Confidentiality. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed by any party hereto to any third party, except as required by law or regulation; provided, that the parties hereto will take all commercially reasonable steps to narrow the scope of such disclosure or to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the disclosed information.

17. Effective Date. Upon execution of this Agreement by the parties hereto, the effective date for the provisions of this Agreement shall be deemed to be May 1, 2013.

18. No Other Amendments; Limitation of Waiver. Except as expressly stated herein, the provisions of the Transaction Documents are and shall remain in full force and effect. To the extent BMO has waived any provision or obligation of the Borrower, Asta, the Servicer or Pal XV herein or in any other Transaction Document, such waiver shall not be deemed a waiver of any other provision herein or in any other Transaction Document, nor shall waiver of any Termination Event, Unmatured Termination Event, Servicer Termination Event, Unmatured Servicer Termination Event or default under any Transaction Document be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement, the RFA or any other Transaction Document.

19. Further Actions. Each of the parties hereto covenants and agrees to execute and deliver, at the request of the other party hereto, such further instruments of transfer, assignment and assumption and to take such other action necessary or appropriate as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

20. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to third parties will be interpreted so as reasonably to effect the intent of the parties hereto

21. Counterparts. This Agreement may be executed in any number of counterparts, all of which counterparts, taken together, shall constitute one and the same instrument.

22. Conflicts. In the event of any conflict between a provision of this Agreement and a provision of any Transaction Document, the provision of this Agreement shall control.

23. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ASTA FUNDING, INC

By:	/s/ Gary Stern
Name: Gary Stern
Title: President & CEO

PALISADES ACQUISITION XVI, LLC

By:	/s/ Gary Stern
Name: Gary Stern
Title: President

PALISADES ACQUISITION XV, LLC

By:	/s/ Gary Stern
Name: Gary Stern
Title: President

PALISADES COLLECTION, L.L.C.

By:	/s/ Gary Stern
Name: Gary Stern
Title: Manager

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BANK OF MONTREAL

By:	/s/ Jaclyn S.J. Ausborn
Name: Jaclyn S.J. Ausborn
Title: Vice President

BMO CAPITAL MARKETS CORP.

By:	/s/ John Pappano
Name: John Pappano
Title: Managing Director

FAIRWAY FINANCE COMPANY, LLC

By:	/s/ Lori Gebron
Name: Lori Gebron
Title: Vice President

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SCHEDULE 5

MODIFIED PROVISIONS OF RFA

Section 1.1

“Transaction Documents” means this Agreement, the Sale Agreement, the Lender Note, the Fee Letter, the Security Agreement, the Servicing Agreement, any Qualifying Hedge Agreements, the Undertaking Agreement, the Liquidity Agreement, the Collection Account Agreement, the Transfer Agreement, the Settlement Agreement and Omnibus Amendment and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement, as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time.

Section 3.1

Section 3.1 Interest Rates. Borrower hereby promises to pay interest at the rate of one-month LIBOR plus 0.25% on the unpaid principal amount of Remaining Amount for the period commencing on the Cut-off Date until such Loan is paid in full.

Notwithstanding the foregoing, (i) after the Stated Maturity Date with respect to any unpaid principal amount of the Remaining Amount or (ii) if a Termination Event has occurred and is continuing (and has not been cured within any applicable cure period) with respect to any unpaid principal amount of the Remaining Amount or any other monetary Obligation of Borrower, Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest), interest (after as well as before judgment) on such amounts at a rate per annum equal to the Alternate Reference Rate plus a margin of 2%. No provision of this Agreement or the Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

Section 4.2

Section 4.2 Application of Collections.

(a) On each Business Day, all Collections deposited in the Collection Account shall be distributed by the Servicer (or, if BMO CM has taken control of the Collection Account pursuant to section 4.3, the Collateral Agent) if required pursuant to section 3.2 and at such times and in the order of priority set forth in section 4.1(a) and this section 4.2.

(b) On each Distribution Date, the Servicer (or, if BMO CM has taken control of the Collection Account pursuant to section 4.3, the Collateral Agent) shall distribute from the Collection Account the following amounts in the following order of priority:

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first, to the Servicer, the accrued and unpaid Servicing Fee payable thereto for the related Collection Period to the extent such Servicing Fee has not been withheld by the Servicer (plus, if applicable, the amount of Servicing Fee payable thereto for any prior Collection Period to the extent such amount has not been distributed to, or withheld by, the Servicer);

second, to the Lender, interest accrued and unpaid on the outstanding amount of the Remaining Amount during the related Collection Period (plus, if applicable, the amount of interest on the Loans accrued for any prior Collection Period to the extent such amount has not been distributed to Lender and, to the extent permitted by law, interest thereon);

third, to the Lender, full repayment of all principal of the Remaining Amount, to the extent funds are available;

fourth, to the Persons entitled thereto, on a pro rata basis (based on the amounts payable thereto), all other Obligations then payable by Borrower under this Agreement; and

fifth, once the amounts set forth in section 3 of the Settlement Agreement and Omnibus Amendment shall have been paid, the balance, if any to Borrower.

Section 9.1.8(c)

Section 9.1.8(c) Periodic Reports. On the second Business Day preceding each Distribution Date, Borrower shall prepare (or cause the Servicer to prepare) and deliver to Administrator and the Collateral Agent a report, substantially in the form of Exhibit C or in such other form reasonably acceptable to Administrator (a “Periodic Report”).

Section 10.1.1

Section 10.1.1 Non-Payment of Loans, Etc. Borrower shall fail to make any payment when due of any principal of or interest on any Loan, or payment of any other amount payable by Borrower hereunder, including, without limitation, interest on any Loan or any Fees, or shall fail to make any deposit required to be made hereunder when due and in each case any such failure shall remain unremedied for two Business Days after the Borrower, the Originator, the Servicer or Asta has received written notice thereof from Lender.

Section 10.1.2

Section 10.1.2 Non-Compliance with Other Provisions. Borrower shall fail to perform or observe any other material term, covenant or agreement contained in this Agreement, the Security Agreement or any other Transaction Document on its part to be performed or observed and in each case any such failure shall remain unremedied for ten Business Days after the Borrower, the Originator, the Servicer or Asta has knowledge or notice thereof.

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Section 10.1.3

Section 10.1.3 Breach of Representations and Warranties. Any material representation or warranty of Asta, the Servicer, the Originator or Borrower made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of Asta, the Servicer, the Originator or Borrower to the Administrator, the Collateral Agent or Lender for purposes of or in connection with this Agreement or any other Transaction Document (including, without limitation, any certificates delivered pursuant to section 9.1.8(a) or (b) and any Periodic Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made.

Section 10.1.7

Section 10.1.7 Tax Liens. The Internal Revenue Service shall file notice of a material lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of Borrower, which is not discharged, bonded or cash collateralized by Borrower within 20 days of Borrower, Servicer or Asta becoming aware that the lien has been filed.

Section 10.1.10

Section 10.1.10 Defaults Under Other Agreements. (a) A “Servicer Termination Event” (as defined therein) shall have occurred under the Servicing Agreement or (b) a “Default” or a “Termination Event” (as defined therein) shall have occurred and be continuing under the Undertaking Agreement.

Section 10.1.14

Section 10.1.14 Monthly Collections. (i) For the initial 12 months following the Effective Date, Collections for all Pools (net of the corresponding Servicer Fee) with respect to any two consecutive Collection Periods shall be less than $400,000 per Collection Period; and (ii) from and after the Collection Period for the 13th month following the Effective Date, Collections for all Pools (net of the corresponding Servicer Fee) with respect to any two consecutive Collection Periods shall be less than $300,000 per Collection Period.” Notwithstanding the foregoing, Borrower may supplement Collections with voluntary prepayments, which shall be counted as Collections in determining monthly Collections of the current or previous month, in Borrower’s absolute discretion.

Exhibit C

Exhibit C- Form of Periodic Report: Attached as Annex A hereto.

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ANNEX A

FORM OF PERIODIC REPORT

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SCHEDULE 7

MODIFIED PROVISIONS OF SERVICING AGREEMENT

1.10. “Liquidation Expenses” means: (i) all court costs, arbitration fees, broker fees and costs and reasonable out-of-pocket expenses that are incurred by the Servicer or any Subservicer in connection with the collection or liquidation of any Receivable or related collateral, if any, such expenses including, without limitation, legal and arbitration fees and expenses (including, but not limited to, service of process fees), any file fees and foreclosure or repossession expenses and any unreimbursed amount expended by the Servicer or Subservicer pursuant to Section 3.02 (to the extent such amount is reimbursable under the terms of Section 3.02) respecting the related Receivable; and (ii) all reasonable out-of-pocket external legal fees and expenses, including but not limited to, court costs, service of process fees and relevant filing fees incurred by the Servicer arising out of or relating to litigation brought against the Borrower, the Servicer or any Subservicer relating to any Receivable; provided, that for purposes of this clause (ii), (x) legal fees and expenses that would constitute Indemnified Amounts under Section 2.02 of the Servicing Agreement will not be deemed to be Liquidation Expenses and (y) the aggregate amount of such legal fees and expenses may not exceed $200,000 per fiscal year, which fiscal year ends on September 30 of each calendar year.

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